Exhibit 5.1

[JENKENS & GILCHRIST, LLP LETTERHEAD]

June 27, 2006

Reed’s, Inc.
13000 South Spring Street
Los Angeles, California 90061

Re:   Reed’s, Inc.

Gentlemen:

We have acted as counsel for Reed’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form SB-2 (the “Registration Statement”). The Registration Statement relates to the Company’s initial public offering of up to: (i) 2,000,000 shares (the “Shares”) of its common stock, (ii) 200,000 underwriters’ warrants (the “Underwriters’ Warrants”), and (iii) 200,000 shares of common stock issuable upon exercise of the Underwriters’ Warrants (the “Warrant Shares”). The Shares, the Underwriters’ Warrants and the Warrant Shares are collectively referred to herein as the “Securities.”

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary. In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.

We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of the State of Delaware, any other laws, including without limitation, any matters of municipal law or the laws of any other local agencies within the State of Delaware.

Based upon the foregoing, it is our opinion that the Securities, when issued by the Company and delivered by the Company against payment therefor in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and the prospectus. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term "expert," as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Jenkens & Gilchrist, LLP JENKENS & GILCHRIST, LLP